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                                                                EXHIBIT 2.2


                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of June 14, 1996 by and among Hyperion Holdings Inc., a Delaware corporation ("Parent") and USAT Holdings Inc., a Delaware corporation ("Sub").

        WHEREAS, Parent owns all of the issued and outstanding common stock of Sub;

        WHEREAS, the Boards of Directors of Parent has determined that it is appropriate and desirable to cause Sub to offer and sell to the public a limited number of shares of common stock of Sub in an initial public offering;

        WHEREAS, in furtherance of the foregoing and to increase the marketability and desirability of the Sub Common Stock to be offered to the public in the initial public offering, the Board of Directors of Parent has determined that it is in the best interests of Parent and Sub to consummate the business combination transaction provided for herein in which Parent will, subject to the terms and conditions set forth herein, merge with and into Sub (the "Merger"), so that Sub is the surviving corporation in the Merger; and

        WHEREAS, the parties desire to make agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

        NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

        1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), Parent shall merge with and into Sub. Sub shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Parent shall terminate.

        1.2 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger executed in accordance with the relevant provisions of the DGCL and shall make any other filings or recordings required under the DGCL.

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The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and Sub shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

        1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 251 of the DGCL. The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

        1.4 Conversion of Parent Common Stock and Sub Class C Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub or the holder of any of the following securities:

        (a) All of the shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted, upon surrender to Sub of the certificate or certificates formerly representing such shares held by the persons as set forth on Schedule 1 attached hereto, into the number of shares of class A common stock, par value $.01 per share, of the Surviving Corporation "Sub Class A Common Stock") and class B common stock, par value $0.01 per share, of the Surviving Corporation ("Sub Class B Common Stock") as set forth on Schedule 1 attached hereto.

        (b) All of the shares of Class C Common Stock, par value $.01 per share, of Sub ("Class C Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted, upon surrender to Sub of the certificate or certificates formerly representing such shares held by the persons as set forth on Schedule 2 attached hereto, into the number of shares of Sub Class B Common Stock set forth on Schedule 2 attached hereto.

        (c) All of the shares of Parent Common Stock converted into Sub Class A Common Stock or Sub Class B Common Stock, as set forth on Schedule 1 attached hereto, and all of the shares of Class C Common Stock converted into Sub Class B Common Stock, as set forth on Schedule 2 attached hereto, pursuant to this
Section 1.4 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.


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        (d)  Each certificate (each a "Parent Common Certificate") previously representing any such shares of Parent Common Stock shall be deemed to represent the right to receive a certificate representing the number of whole shares of Sub Class A Common Stock or Sub Class B Common Stock, as indicated on Schedule 1 attached hereto. Parent Common Certificates previously representing shares of Parent Common Stock shall be exchanged for certificates representing whole shares of Sub Class A Common Stock or Sub Class B Common Stock, as set forth on Schedule 1 attached hereto, upon the surrender of such Parent Common Certificates.

        (e) Each certificate (each a "Class C Common Certificate") previously representing any such shares of Class C Common Stock shall be deemed to represent the right to receive a certificate representing the number of whole shares of Sub Class B Common Stock indicated on Schedule 2 attached hereto. Class C Common Certificates previously representing shares of Class C Common Stock shall be exchanged for certificates representing whole shares of Sub Class B Common Stock, as set forth on Schedule 2 attached hereto, upon the surrender of such Class C Common Certificates.

        1.5 Other Sub Common Stock. All of the shares of capital stock of Sub that are owned by Parent or by Sub, or by any subsidiary of Sub, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor.

        1.6 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Sub in effect as of the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or under applicable law.

        1.7 By-Laws. At the Effective Time, the By-laws of Sub in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or under applicable law.

        1.8 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

        1.9 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the



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Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                (a) Stockholder Approval. To the extent required by law, the transactions contemplated by this Agreement shall have been duly authorized by the stockholders of Parent and Sub in accordance with applicable law and their respective Certificates of Incorporation and By-laws.

                (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect.

                (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any regulatory, administrative or governmental entity which prohibits, restricts or makes illegal consummation of the Merger.

        1.10 Termination. This Agreement may be terminated at any time prior to the Effective Time by the mutual consent of Parent and Sub in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board.

        1.11 Effect of Termination. In the event of termination of this Agreement by either Parent or Sub as provided in Section 1.10, this Agreement shall forthwith become void and have no effect, and neither Parent nor Sub nor any of their respective officers or directors shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.

        1.12 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date").

        1.13 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

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        1.14 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

        1.15 Severability; No Third Party Beneficiaries. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
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        IN WITNESS WHEREOF, Parent and Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                HYPERION HOLDINGS INC.


                                By:  /s/ Scott A. Shay
                                   ---------------------------------
                                   Name: Scott A. Shay
                                   Title: Vice President


                                USAT HOLDINGS INC.


                                By:  /s/ Salvatore A. Ranieri
                                   ---------------------------------
                                   Name: Salvatore A. Ranieri
                                   Title: Vice President



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